R.G. Barry/Dearfoams Reports 2nd Quarter/1st Half 2011 Results

PICKERINGTON, Ohio, Feb. 8, 2011 /PRNewswire/ -- Fashion and functional accessory marketer R.G. Barry Corporation (Nasdaq: DFZ) today reported operating results for its fiscal 2011 second quarter and first half.

For the first half the Company reported:

  Net sales of $85.9 million versus $85.0 million in the first half one year ago;
  Net earnings of $8.4 million, or $0.76 per basic and $0.75 per diluted share, versus net earnings of $10.5 million, or $0.97 per basic and $0.96 per diluted share, in the comparable period one year ago;
  Gross profit as a percent of net sales was 36.6 percent, down from 42.6 percent in the comparable six months of fiscal 2010; and
  Selling, general and administrative expenses of $18.3 million, down $1.3 million versus $19.6 million reported in the comparable period last year.

For the quarter:

  Net earnings were $4.3 million, or $0.39 per basic share and $0.38 per diluted share, compared to $8.2 million, or $0.76 per basic share and $0.74 per diluted share, in the second quarter of fiscal 2010;
  Net sales at $49.7 million compared to $55.6 million reported for the corresponding period last year;
  Gross profit as a percent of net sales at 34.7 percent versus 43.1 percent in the comparable quarter of fiscal 2010; and
  Selling, general and administrative expenses of $10.5 million, which were down from $10.8 million in the equivalent quarter last year.

The Company's balance sheet reflected:

  Cash and short-term investments of $45.6 million, up $8.2 million from $37.4 million one year ago;
  Inventory down at $16.1 million versus $16.8 million one year ago; and
  Net shareholders' equity of $62.1 million, up from $57.3 million at the end of the first half of fiscal 2010.

Management Comments

"As reflected in today's results, non-recurring events led to gross margin issues that have made fiscal 2011 a challenging year for us," said Greg Tunney, President and Chief Executive Officer. "We have addressed and corrected unexpected issues in our sourcing operations that primarily led to the margin contraction, and we expect our fiscal 2012 to return to a more traditional pattern of performance.

"Our decision this fiscal year to incur unplanned delivery costs, primarily in the form of air shipments of initial fall setups to key retailers, was based in part upon our long-term focus on protecting and growing the core slipper business. The decision permitted us to maintain on-time delivery of seasonal goods this year and to protect our reputation as an industry leader in service to our customers. In addition to unplanned delivery costs, soft performance at key replenishment customers and overseas pricing pressures added to the first half gross profit margin erosion."

"We actually experienced a modest increase in first half net sales, and our retail sell-through reached planned levels," said Jose Ibarra, Senior Vice President Finance and Chief Financial Officer.  "We noted previously that a first quarter double-digit net sales increase was primarily driven by early deliveries of fall goods to retailers. As expected, those increased shipments were offset by fewer second quarter shipments.

"Going forward, we expect our delivery execution to be at its traditionally high level. We are also addressing replenishment business softness and pricing pressures. As a result of our actions, we expect our fiscal 2012 gross profit margins to once again approach a range around our operating model's 40 percent target," Mr. Ibarra said.

Mr. Tunney continued, "We are working to improve the profitability of our core business, pursue additional acquisitions and develop diversification strategies, all with an eye toward continuing our pattern of healthy business growth and increasing shareholder value. We have previously reported that we will exit two underperforming initiatives during the second half of this year.

"Despite first half issues, we expect to report a second half 2011 operating loss that is within the range of our historic performance. We traditionally report a modest loss for the second six months as a result of the heavy seasonality of our business. We continue to believe that diversification through acquisitions and growth into new or underserved channels will help us address the seasonality issue. Our recent purchase of Foot Petals is an important initial step in changing the face of our company into a year-round fashion and functional accessories provider," he said.

Conference Call/Webcast Today

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. EST today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen via the Internet, log on to http://www.videonewswire.com/event.asp?id=75820.

The conference call also will be available at 800.860.2442 (U.S.) and +1.412.858.4600 (international) until five minutes before starting time.

Call replays will be available beginning approximately one hour after the call conclusion and running and through 9 a.m. Eastern February 16, 2011 at 877.344.7529 (U.S.) and +1.412.317.0088 (international); ask for conference number 447517. Replays and a written transcript of the call will be posted for up to one year at the Investor Room section of the Company's Website www.rgbarry.com.

About R.G. Barry Corporation

R.G. Barry Corporation is a leading developer and marketer of fashion and functional accessory products. The Company's diverse brand portfolio capitalizes on a unique understanding of the consumer and our long history of innovation and design excellence. We consistently deliver trend-right products that fit the evolving consumers' personal sense of style.

Our flagship Dearfoams brand, the original foam-cushioned slipper introduced in 1947, our Terrasoles, Foot Petals and other licensed and private label trademarks are sold through national chain department stores, discount stores, warehouse clubs, independent and specialty retailers, boutiques, catalogs and online retailers. Our collaborative relationships with retailing partners, category management expertise and reputation for stellar customer service enable us to occupy significant share positions in the categories in which we compete.

Visit us online at www.rgbarry.com to learn more about our business.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings.  Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business.  These risks could include, but are not limited to the following: our continuing ability to source products from third parties located outside North America; unplanned delivery and shipping costs resulting from delays in the manufacturing time for our products; competitive cost pressures; our ability to successfully integrate acquisitions; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it may (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission (the SEC), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010 (the "2010 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements.  If the events described in "Item 1A. Risk Factors" of Part I of our 2010 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business.  Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law.  Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen	Fourteen	%	Twenty-six	Twenty-seven	%
	weeks ended	weeks ended	Increase/	weeks ended	weeks ended	Increase/
	January 1, 2011	January 2, 2010	decrease	January 1, 2011	January 2, 2010	decrease
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net sales	$ 49,660	$ 55,574	-10.6%	$ 85,929	$ 85,023	1.1%
Cost of sales	32,431	31,612	2.6%	54,503	48,770	11.8%
Gross profit	17,229	23,962	-28.1%	31,426	36,253	-13.3%

Gross profit (as percent of net sales)	34.7%	43.1%		36.6%	42.6%

Selling, general and administrative expenses	10,537	10,776	-2.2%	18,309	19,586	-6.5%

Operating profit	6,692	13,186	-49.2%	13,117	16,667	-21.3%

Other income	84	-		193	-
Interest income, net	14	27	-48.1%	43	176	-75.6%

Earnings, before income taxes	6,790	13,213	-48.6%	13,353	16,843	-20.7%

Income tax expense	2,478	4,987	-50.3%	4,937	6,353	-22.3%

Net earnings	$ 4,312	$ 8,226	-47.6%	$ 8,416	$ 10,490	-19.8%

Earnings per common share
Basic	$ 0.39	$ 0.76	-48.7%	$ 0.76	$ 0.97	-21.6%
Diluted	$ 0.38	$ 0.74	-48.6%	$ 0.75	$ 0.96	-21.9%

Weighted average number of common shares outstanding
Basic	11,090	10,857		11,067	10,836
Diluted	11,220	11,042		11,194	10,981

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	January 1, 2011	January 2, 2010	July 3, 2010
	(unaudited)	(unaudited)	(audited)

ASSETS
Cash & short-term investments	$ 45,641	$ 37,351	$ 44,942
Accounts receivable, net	14,038	21,394	8,302
Inventory	16,094	16,839	13,486
Prepaid expenses and other current assets	2,349	2,117	2,675
Total current assets	78,122	77,701	69,405

Net property, plant and equipment	4,215	3,895	4,125

Other assets	9,930	10,825	9,839
Total assets	$ 92,267	$ 92,421	$ 83,369

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,799	1,844	1,847
Accounts payable	6,952	7,382	3,598
Other current liabilities	3,172	6,243	4,867
Total current liabilities	11,923	15,469	10,312

Long-term debt	-	49	-
Accrued retirement costs and other	18,201	19,565	18,461
Shareholders' equity, net	62,143	57,338	54,596
Total liabilities & shareholders' equity	$ 92,267	$ 92,421	$ 83,369

CONTACT:  Roy Youst, Director Investor & Corp. Communications, +1-614-729-7275, or Jose G. Ibarra, Senior Vice President Finance/CFO, +1-614-864-6400